Exhibit 16.1

Ernst & Young Hua Ming LLP Level 16, Ernst & Young Tower Oriental Plaza No. 1 East Chang An Avenue Dong Cheng District Beijing, China 100738	: 100738	Tel : +86 10 5815 3000 Fax : +86 10 8518 8298 ey.com

April 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and gentlemen:

We have read Form 6-K dated May 8, 2015 of Bitauto Holdings Limited and are in agreement with the statements contained on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

A member firm of Ernst & Young Global Limited